As filed with the Securities and Exchange Commission on October 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	55-0862656
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(859) 581-5900

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

J. William Blackham

President and Chief Executive Officer

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

Phone: (859) 581-5900

Facsimile: (859) 581-4650

(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copy to: Brad S. Markoff Jeffrey D. Miller DLA Piper Rudnick Gray Cary US LLP 4700 Six Forks Road, Suite 200 Raleigh, NC 27609-5244 Phone: (919) 786-2005 Facsimile: (919) 786-2205

Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	750,000	$9.44	$7,080,000	$835

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average high and low prices reported on the NYSE on September 29, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan

750,000 Shares of Common Stock

We offer you the opportunity to participate in our Dividend Reinvestment and Stock Purchase Plan, or “DRIP.” The DRIP provides a simple and convenient method for our stockholders to invest cash dividends and optional cash payments in shares of our common stock, without payment of any brokerage commissions, fees or service charges. Beneficial owners of our common stock whose shares are registered in names other than their own, by brokers, banks or other nominees, may join the DRIP by having the shares they wish to enroll in the DRIP transferred to their own names or arranging for the holder of record to join the DRIP.

You may purchase shares of common stock by:

•	having the cash dividends on all or part of your shares of common stock automatically reinvested;

•	receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or

•	investing both your cash dividends and your optional cash payments.

You may participate in the DRIP by completing an authorization card and returning it to Wachovia Bank, N. A., Dividend Reinvestment Group, 1525 West W. T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153. Stockholders who are participants in the DRIP may terminate their participation at any time. Stockholders who are not participants in the DRIP and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2005.

i

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

Eagle Hospitality Properties Trust, Inc. is a self-advised REIT that was recently formed to pursue investment opportunities in the full-service and all-suites hotel industry. We succeeded to the full-service and all-suites hotel business of Corporex Companies LLC, a commercial real estate company based in the Cincinnati metropolitan area, effective as of October 1, 2004.

We currently own 12 hotels. Our young portfolio, flagged by nationally recognized premier brands consisting of Embassy Suites Hotels, Marriott®, Hyatt and Hilton, currently generates a stable stream of significant and not yet fully stabilized net operating income. We believe that our portfolio is well poised to achieve future growth by benefiting from improving industry-wide market conditions. In addition, we believe we will be able to use our relatively low leveraged balance sheet in implementing a highly selective and disciplined acquisition strategy to capitalize on full-service and all-suites hotel value creation opportunities.

We are self-advised and own our hotels and conduct our business through an operating partnership, EHP Operating Partnership, L.P. The Company is the sole general partner of and, as of June 30, 2005, owned approximately 74% of the limited partnership units in our operating partnership. Limited partners (including certain of our officers and directors) own the remaining operating partnership units. After one year, limited partners may generally redeem each unit for the cash value of one share of our common stock or, at our sole option, one share of common stock.

We were incorporated in Maryland in April 2004. Our principal executive offices are located at 100 E. RiverCenter Blvd., Suite 480, Covington, KY 41011. Our telephone number is (859) 581-5900 and our website is www.eaglehospitality.com. Information on our website is not part of this prospectus.

DESCRIPTION OF THE DRIP

The terms of our DRIP are set forth below in question and answer format.

Purpose

1.    What is the purpose of the DRIP?

The primary purpose of the DRIP is to provide holders of our common stock with a simple and convenient method of investing cash dividends or optional cash payments in shares of common stock, without payment of any brokerage commissions, fees or service charges. Shares of common stock purchased under the DRIP will either be original issue shares or shares purchased in the open market by the DRIP administrator, Wachovia Bank, N.A.

Advantages to Participants

2.    What are the options available to a participant in the DRIP?

You may purchase shares of common stock by:

•	having the cash dividends on all or part of your shares of common stock automatically reinvested;

•	receiving directly, as usual, cash dividends, if and when declared, on your shares of common stock and investing in the DRIP by making optional cash payments of $25 to $10,000 per month; or

•	investing both your cash dividends and your optional cash payments.

Beneficial owners of common stock whose shares are registered in names other than their own also may utilize these options by having the shares they wish to enroll in the DRIP transferred to their own name or arranging for the holder of record to join the DRIP on such beneficial owners’ behalf.

3.    What are the advantages of the DRIP?

Participants do not pay any brokerage commissions, fees or service charges in connection with purchases under the DRIP. However, if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the DRIP because the DRIP permits fractions of shares, as well as whole shares, to be purchased and credited to your account. Regular statements of account provide simplified record keeping. In addition, the free custodial services provided in connection with the DRIP serve to protect against loss, theft or destruction of certificates.

Administration

4.    Who administers the DRIP?

Wachovia Bank, N.A., or such other bank or trust company as we may from time to time designate as DRIP administrator, administers the DRIP for participants, keeping records, sending statements of account to participants and performing other duties relating to the DRIP. Shares of common stock purchased under the DRIP are held by the DRIP administrator as agent for you and are registered in the name of the DRIP administrator or its nominee, unless and until you request that a stock certificate for your shares be issued as described in Question 17, or otherwise terminate your participation in the DRIP as described in Question 20.

Any questions or correspondence should be directed to:

Wachovia Bank, N.A.

Dividend Reinvestment Group

1525 West W. T. Harris Boulevard, 3C3

Charlotte, North Carolina 28288-1153

(800) 829-8432

Participation

5.    Who is eligible to participate in the DRIP?

Any person or entity currently a registered holder of our common stock is eligible to participate in the DRIP. In order to be eligible to participate, beneficial owners of shares of common stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either have the shares they wish to enroll in the DRIP transferred to their own names or arrange for the holder of record to join the DRIP.

The right to participate in the DRIP is not transferable to another person apart from a transfer of the underlying shares of common stock. We may, for any reason or no reason, decide not to allow you to participate in the DRIP even if you otherwise qualify for participation in the DRIP. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under the DRIP. We may preclude residents of those jurisdictions from participating in the DRIP.

We also may limit participation by some stockholders in order to maintain our tax-advantaged status as a REIT. In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, as determined under the Internal Revenue Code. We may terminate your participation in the DRIP if your participation would violate restrictions contained in our amended and restated charter that are designed to assure compliance with the restrictions of the Internal Revenue Code. Our amended and restated charter prohibits any stockholder, directly or indirectly, from beneficially owning more than 9.8%, in value or in number, of our outstanding capital stock. If you attempt to transfer or acquire any shares of our capital stock that would result in direct or indirect ownership of our capital stock in excess of this ownership limit, or if the transfer or acquisition would for any other reason result in our disqualification as a REIT, the transfer or acquisition will be null and void.

In addition, from time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount, if any, from the market price of the shares of common stock acquired through the reinvestment of dividends under the DRIP. Such transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in the DRIP by otherwise eligible holders of common stock in order to eliminate practices that are inconsistent with the purposes of the DRIP.

6.    How do I participate in the DRIP?

You may join the DRIP by completing and signing an authorization card and returning it to the DRIP administrator. When completing the authorization card, you should be careful to include your social security number or taxpayer identification number. Failure to supply this information will result in backup withholding of 28% of payments owed to you. Once enrolled in the DRIP, you will continue to be enrolled without further action on your part.

You may change your investment options at any time by completing, signing and returning to the DRIP administrator a new authorization card. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the authorization card exactly as their names appear on the account registration.

Additional authorization cards and additional copies of this prospectus may be obtained at any time by written request to the DRIP administrator at the address set forth in Question 4 above.

7.    When may I join the DRIP?

You may join the DRIP at any time.

If you elect to reinvest your dividends, dividend reinvestment commences with the first dividend paid after you join the DRIP, provided that the DRIP administrator receives an authorization card for you before the record date for such dividend. If you deliver an authorization card specifying reinvestment of dividends to the DRIP administrator on or after the record date established for payment of a particular dividend on the common stock, reinvestment will commence with the dividend payment date following the next record date.

The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as our board of directors deems relevant.

See Question 13 below for information concerning the investment of optional cash payments.

8.    What does the authorization card say about dividends and optional cash payments?

The authorization card allows you to decide the extent to which you wish to participate in the DRIP through any of the following investment options:

Full Dividend Reinvestment.     If you check the “Full Dividend Reinvestment” box, it means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using:

•	cash dividends on all shares of common stock registered in your name;

•	cash dividends on all shares of common stock credited to your DRIP account; and

•	any optional cash payments received from you.

Partial Dividend Reinvestment.    If you check the “Partial Dividend Reinvestment” box, it means that you are specifying on the authorization card the number of shares of common stock registered in your name on which you want cash dividends to be paid to you in the usual manner. It further means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using all other cash funds available in your account (including all other cash dividends and optional cash payments).

Optional Cash Payments Only.    If you check the “Optional Cash Payments Only” box, it means that you are instructing the DRIP administrator to purchase additional shares of common stock for your account using only optional cash payments received from you and cash dividends on all shares credited to your DRIP account. It further means that cash dividends on shares of common stock registered in your name, other than in your DRIP account, are to be paid to you in the usual manner.

9.    How do I change my investment options?

You may change your investment option at any time by signing a new authorization card and returning it to the DRIP administrator. A change in investment option will be effective on the next dividend payment date if the DRIP administrator receives the authorization card before the related dividend record date. If the DRIP administrator receives the authorization card on or after the related dividend record date, the change will be effective on the dividend payment date following the next record date.

Costs

10.    Are there any expenses to me in connection with participating in the DRIP?

You incur no brokerage fees with respect to purchases under the DRIP, and we pay all other costs of administering the DRIP. If your shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee in connection with purchases under the DRIP. Any such commissions or fees will be your responsibility. If you request that the DRIP administrator sell shares credited to your account under the DRIP as described in Question 18 below, you may have to pay brokerage commissions and transfer taxes in connection with such sale.

Purchases

11.    How many shares of common stock will be purchased for me under the DRIP?

The number of shares to be purchased for your account under the DRIP will depend upon the amount of your dividend being reinvested, the amount of any optional cash payments and the effective purchase price of the common stock. Your account is credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested by you divided by the applicable purchase price.

12.    At what price and when will common stock be purchased under the DRIP?

Shares purchased for your account under the DRIP will be effective as of the close of business on the investment date. The DRIP administrator will purchase shares directly from us or in the open market. Each time we make a dividend or other distribution, we will decide how the DRIP administrator will purchase common stock under the DRIP. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by calling us at (859) 581-5900.

We may, but are not obligated to, offer up to a 5% discount on shares of common stock purchased with reinvested cash dividends. We may modify or discontinue the discount, if any, with respect to shares purchased directly from us or from parties other than us, at any time and without notice. We will not determine the purchase price of shares that you purchase with reinvested cash dividends under the DRIP until the applicable dividend payment date. As a result, you will not know the actual price per share or number of shares that you will purchase in the DRIP until that date.

For shares purchased under the DRIP with reinvested cash dividends, the price per share for shares purchased directly from us will be 100% (less any discount, which would be expressed as a whole or fractional percentage of up to 5%) of the average high and low price for the common stock on the NYSE for the ten trading days immediately preceding the dividend payment date. The price per share for shares purchased in the open market will be 100% (less any discount, which would be expressed as a whole or fractional percentage of up to 5%) of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period.

For shares purchased under the DRIP with optional cash payments, the price per share for shares purchased directly from us will be 100% of the average high and low price for the common stock on the NYSE for the ten trading days immediately preceding the applicable investment date. The price per share for shares purchased in the open market will be 100% of the weighted average of the actual prices that the DRIP administrator pays for all of the shares of common stock purchased during any applicable period. We do not offer a discount on shares of common stock purchased with optional cash payments.

If we do not elect to sell shares of common stock under the DRIP on a dividend payment date or, for purposes of optional cash payments (as explained in Question 13), on the last trading day of each month (each, an “investment date”), the DRIP administrator will purchase shares of common stock on such investment date in the open market. If the investment date does not fall on a trading day, or the DRIP administrator cannot otherwise complete the purchases under the DRIP on such investment date, open market purchases will be made as soon after the investment date as practicable.

Since purchase prices for the common stock are established on the dates of purchase, you lose any advantages otherwise available from being able to select the timing of investments. You should recognize that neither we nor the DRIP administrator can assure a profit or protect against a loss on shares of common stock purchased under the DRIP.

13.    How are optional cash payments made?

Optional cash payments may be made at any time and in varying amounts of not less than $25 per payment nor more than $10,000 per month. You may make an optional cash payment when enrolling in the DRIP by enclosing a check (made payable to the DRIP administrator) with the authorization card. Thereafter, optional cash payments may be made through the use of optional cash payment forms, which will be sent to you by the DRIP administrator.

In the event a broker, bank nominee or trustee holds your shares in the name of a major securities depository, optional cash payments must be made on a Broker and Nominee Form. The Broker and Nominee Form is the sole means by which a broker, bank nominee or trustee holding your shares in the name of a major securities depository may invest optional cash payments on your behalf. In such a case, the broker, bank nominee or trustee must use the Broker and Nominee Form for transmitting optional cash payments. A Broker and Nominee Form must be delivered to the DRIP administrator each time a broker, bank nominee or trustee transmits optional cash payments on your behalf. Broker and Nominee Forms will be furnished at any time upon written request to the DRIP administrator.

Optional cash payments will be invested on the last trading day of each month (or promptly thereafter, as explained in Question 12, each an “investment date”). However, only optional cash payments received at least one business day prior to the applicable investment date will be invested on such investment date. Optional cash payments received thereafter will not be invested until the next investment date. No interest will be paid on optional cash payments. We therefore suggest that any optional cash payments you wish to make be sent so as to reach the DRIP administrator as close as possible to one business day before the investment date. You do not need to send the same amount of money each month, and there is no obligation to make an optional cash payment each month. Optional cash payments will be refunded if a written request for a refund is received by the DRIP administrator no later than two days prior to the related investment date.

You may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the “Optional Cash Payments Only” box on the authorization card. However, even if the “Optional Cash Payments Only” box is checked, all dividends payable on shares purchased with optional cash payments and retained in your DRIP account will be reinvested automatically in additional shares of common stock.

In the event that any check is returned unpaid for any reason, the DRIP administrator will consider the request for investment null and void and shall immediately remove from your account shares, if any, purchased upon credit of such money. The DRIP administrator shall thereupon be entitled to sell such shares to satisfy uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the DRIP administrator shall be entitled to sell such additional shares from your account as needed to satisfy the uncollected balance.

Reports to Participants

14.    What kind of reports will be sent to me?

You will be sent a quarterly statement of your account. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of DRIP shares held for you by the DRIP administrator, the number of enrolled shares registered in your name and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes.

Dividends

15.    How are dividends credited to my account under the DRIP?

You will receive directly, as usual, cash dividends, if and when declared, on all shares of common stock for which you have directed that dividends not be reinvested. On all other shares, cash dividends will automatically be credited to your account and reinvested in additional shares of common stock. This means that cash dividends will be automatically reinvested on all shares that have been purchased under the DRIP and credited to your account. However, no dividends will be earned on such shares purchased under the DRIP until the dividend payment for the first dividend record date that follows the date of purchase of such shares.

16.    Will I be credited with dividends on fractions of shares?

Yes. Account balances will be computed to three decimal places and dividends will be paid on the fractional shares.

Certificates for Shares

17.    Will certificates be issued for shares of common stock purchased under the DRIP?

Unless you request otherwise, certificates for shares of common stock purchased under the DRIP will not be issued. Shares will be held in the name of the DRIP administrator or its nominee. The number of shares credited to your account under the DRIP will be shown on your statement of account. Certificates for any number of whole shares credited to an account under the DRIP will be issued upon your written request. The remaining whole shares and fractions of shares, if any, will continue to be credited to your account. If you request the DRIP administrator to issue a certificate in your name representing all of the shares in your DRIP account, you will be deemed to have terminated your participation in the DRIP (as described in Question 20). Certificates for fractional shares will not be issued under any circumstances.

Sale or Other Disposition of DRIP Shares

18.    How may I sell, pledge or assign shares held in the DRIP?

If you desire to sell shares of common stock in your DRIP account, you must request that certificates for such shares be issued in your name or, as an alternative, you may request the DRIP administrator to sell whole shares credited to your account under the DRIP. If you request that the DRIP administrator sell shares credited to your DRIP account, the DRIP administrator will use its best efforts to make the sale in the open market within 10 trading days after receipt of the written request, and you will receive the proceeds of the sale minus any brokerage commissions, transaction fees and transfer taxes. You do not have the authority or power to direct the date or sale price at which the common stock may be sold by the DRIP administrator under this alternative.

Any written instructions that do not clearly indicate the whole number of shares to be sold, or that “all” DRIP shares are to be sold, will be returned to you with no action taken.

If you wish to sell some or all of your shares in the DRIP, you should be aware of the risk that the price of the common stock may decrease between the time that you determine to sell shares in the DRIP and the time that the sale is completed. This risk is borne solely by you. No check for the proceeds of such sale will be mailed prior to the settlement of funds from the brokerage firm through which shares in the DRIP are sold. Settlement is normally three business days after the sale of the shares.

All information relating to the sale of shares in the DRIP will be reported to the IRS pursuant to applicable legal requirements.

You may not pledge or assign shares credited to a DRIP account. Any such purported pledge or assignment will be void. If you want to pledge or assign any shares, you must request that a certificate for such shares be issued in your name.

Withdrawal of Shares in DRIP Accounts

19.    How may I withdraw shares from my DRIP account?

You may at any time withdraw all or any portion of the full shares of common stock held in your account. A request for withdrawal should be in writing and sent to the DRIP administrator. Certificates for the full shares so withdrawn will be issued in your name and mailed to you. Any fractional share interest will be liquidated and a check for the market value of the fractional share interest (without deducting any expense or commission) will be mailed to you. See Question 18 above for a discussion of how you may sell shares in your DRIP account through the DRIP administrator rather than first withdrawing shares from the DRIP and then selling them on the open market through a broker.

Termination of Participation

20.    When and how may I terminate my participation in the DRIP?

You may terminate your participation in the DRIP by providing written notice to the DRIP administrator. When you terminate your participation in the DRIP (or upon our termination of the DRIP), certificates for whole shares in your account under the DRIP are issued and a cash payment is made for any fraction of a share in such account. If you wish to terminate your participation in the DRIP, you should contact the DRIP administrator and inquire as to what transaction fees, if any, apply to such a termination.

If the written termination notice is received by the DRIP administrator before the record date for a dividend during any month in which we pay a cash dividend, the termination will be duly processed and such dividend will not be reinvested on the next dividend payment date. Any written notice of termination received after a dividend record date will not be effective until dividends for such record date have been invested and the shares have been allocated to the account of the respective participant. After such dividends are invested and allocated to your account, termination requests will be processed. Allocations may take up to two weeks after dividend payment. Neither the DRIP administrator nor we are responsible for losses during such periods. Any optional cash payment received by the DRIP administrator prior to the receipt of a termination notice will be invested in shares of common stock unless you expressly request in writing that the optional cash payment be returned and the DRIP administrator receives your written request two days before the applicable investment date.

A participant may re-enroll in the DRIP at any time by submitting an authorization card as described in Question 6.

21.    May I terminate the reinvestment of dividends on shares held in my name and still remain in the DRIP?

No. If you terminate the reinvestment of dividends paid on shares registered in your name, you will be deemed to have terminated your participation in the DRIP as described in Question 20.

Tax Consequences of Participation in the DRIP

22.    What are the federal income tax consequences of participation in the DRIP?

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits and, to that extent, will be taxable as ordinary income (unless designated as capital gain dividend pursuant to applicable IRS rules). To the extent that we make a distribution in excess of such earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and then the distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. These same tax consequences will apply where your distributions are used to purchase additional common stock pursuant to the DRIP. Therefore, cash distributions reinvested under the DRIP, plus any purchase discount (the excess of the fair market value of the shares on the date such shares were acquired over the amount of such reinvested cash distributions), will be taxed as outlined above. In addition, the amount of any brokerage commissions, mark-ups and other fees or expenses incurred by us on your behalf in connection with purchases on the open market, whether as reinvested distributions or optional cash payments, also will be taxed as outlined above.

Distributions paid to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will not be eligible for the corporate dividends-received deduction under applicable IRS provisions.

Your tax basis in additional shares of common stock acquired under the DRIP will be equal to the amount of your reinvested cash distributions plus any purchase discount you received on the shares purchased with such reinvested cash distributions. Your tax basis in additional shares of common stock acquired under the DRIP with optional cash payments will be equal to the amount of such optional cash payments. Your holding period for shares of common stock acquired with reinvested distributions generally will commence on the day after the dividend payment date. If, however, the shares are acquired with optional cash payments or are purchased with reinvested dividends in the open market, the holding period will commence on the day after the date of purchase.

You will not realize any taxable income upon the receipt of a certificate for full shares credited to your account. However, you will recognize gain or loss when you sell or exchange shares received from the DRIP or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and the tax basis therefor.

In the case of participating stockholders whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

The above is intended only as a general discussion of the current federal income tax consequence of participation in the DRIP. You should consult your own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of your individual participation in the DRIP.

Other Information

23.    What happens when I sell or transfer all of the shares registered in my name other than shares under the DRIP?

If you dispose of all of the shares of common stock registered in your name other than shares purchased for your account under the DRIP, the DRIP administrator, until it is otherwise instructed, will continue to reinvest the dividends on the shares of common stock in your DRIP account. In the event of your death or incapacity, the personal representative of your estate may provide the DRIP administrator with a written request of withdrawal of your DRIP shares. We reserve the right not to reinvest any additional dividends if you have only a fractional share of stock credited to your account under the DRIP on the record date for any cash dividend on the common stock. If we exercise this right, you will receive a cash adjustment representing the fractional share and a cash payment for the dividend. The cash payment for the fractional share will be based on the closing price of the common stock on the NYSE on the date on which we exercise this right.

24.    What happens in the event of a stock dividend, stock split or rights offering?

Any shares representing stock dividends (payable in common stock) or stock splits distributed by us on shares of common stock credited to your account under the DRIP will be added to your account. Shares representing stock dividends payable other than in common stock on shares of common stock credited to your account under the DRIP shall be paid to the DRIP administrator, which shall distribute the shares in accordance with the interests of participants in the DRIP. Shares representing stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the DRIP.

If we make available rights or warrants to purchase additional shares or other securities, such rights or warrants will be made available to you based on the number of shares (including fractional share interests to the extent practicable) held in your account on the record date established for determining the stockholders entitled to such rights or warrants.

25.    How will my DRIP shares be voted at a stockholders’ meeting?

All shares in a DRIP account will be added to the shares registered in your name on our stockholder records and you will receive one proxy for all such shares. This proxy will be voted as you direct or you may vote all shares in person at the stockholders’ meeting.

26.    What are our responsibilities and the responsibilities of the DRIP administrator?

Neither we nor the DRIP administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate your account upon your death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for your account, the times when purchases are made or fluctuations in the market value of the common stock. Neither we nor the DRIP administrator have any duties, responsibilities or liabilities except those expressly set forth in the DRIP.

You should recognize that neither we nor the DRIP administrator can assure a profit or protect against loss on the shares purchased under the DRIP.

27.    May the DRIP be changed or discontinued?

Although the DRIP is intended to continue indefinitely, we reserve the right to suspend or terminate the DRIP at any time. We also reserve the right to make modifications to the DRIP. Notice of such suspension, termination or modification will be sent to all participants.

We intend to use our best efforts to maintain the effectiveness of the registration statement filed with the SEC covering the offer and sale of common stock under the DRIP. However, we have no obligation to offer, issue or sell common stock under the DRIP if, at the time of the offer, issuance or sale, such registration statement is for any reason not effective. Also, we may elect not to offer or sell common stock under the DRIP to stockholders residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in the usual manner and any optional cash payments received from you will be returned to you.

Resale Restrictions

28.    Are there any restrictions on the resale of common stock acquired under the DRIP?

Employees who are not our affiliates are free to sell at any time the common stock acquired under the DRIP. Employees who are our affiliates, as that term is defined in Rule 405 under the Securities Act, may not publicly re-offer shares acquired under the DRIP except pursuant to Rule 144 under the Securities Act. Rule 405 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with us. Directors and executive officers may be our affiliates under this definition.

Directors and executive officers participating in the DRIP are also subject to the reporting obligation of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of the common stock made under the DRIP with optional cash payments. However, such directors and officers are not subject to the reporting obligations of Section 16(a) of the Exchange Act or the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of common stock made under the DRIP with reinvested dividends.

USE OF PROCEEDS

The DRIP will raise additional capital for us to the extent that the DRIP purchases newly-issued shares of common stock from us (rather than acquiring shares in the open market). We do not know the number of shares of common stock that will ultimately be purchased pursuant to the DRIP, or the prices at which the shares will be purchased. We intend to use the net proceeds, if any, from the sale of common stock for repayment of indebtedness, investments in assets, working capital and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

EXPERTS

The combined and consolidated balance sheets as of December 31, 2003 and 2004, and the related combined and consolidated statements of operations, owners’ equity and cash flows for each of the three years in the period ended December 31, 2004 and related schedule of Eagle Hospitality Properties Trust, Inc. and Predecessor, the balance sheet, statements of operations, shareholder’s equity and cash flows as of and for the year ended December 31, 2004 for the Embassy Suites Hotel Phoenix-Scottsdale and the balance sheet, related statements of operations, comprehensive income and partners’ equity and cash flows for the year then ended December 31, 2004 for the Hilton Glendale Hotel incorporated by reference into this prospectus and in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The balance sheets as of December 31, 2002 and 2001, related statements of income and partners’ capital and cash flows for the years then ended for the Embassy Suites San Juan Hotel incorporated by reference into this prospectus and in the registration statement have been audited by Perdomo Ferrer & Company PSC, independent registered public accountants as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system (“EDGAR”) via electronic means, including the SEC’s home page on the Internet (http://www.sec.gov). In addition, since some of our securities are listed on the NYSE, you can read similar information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. We also specifically incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

•	Our annual report on Form 10-K for the year ended December 31, 2004;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

•	Our current reports on Form 8-K dated February 18, 2005, February 24, 2005, as amended, April 29, 2005, May 2, 2005 (except Item 9.01), June 8, 2005, June 17, 2005, June 23, 2005, as amended, June 27, 2005, July 7, 2005, July 25, 2005, as amended, August 5, 2005 (except Items 2.02 and 9.01); and

•	The description of our common stock included in our registration statement on Form 8-A dated August 13, 2004, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

Telephone: (859) 581-5900

We also maintain an Internet site at http://www.eaglehospitality.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. We have estimated all amounts except the SEC registration fee.

Item	Amount
SEC registration fee	$835
Printing and reproduction expenses	3,000
Professional fees and expenses	15,000
Miscellaneous expenses	4,500

Total	$23,335

Item 15. Indemnification of Directors and Officers

Our officers and directors are and will be indemnified against certain liabilities under Maryland law and under our charter. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter provides that we will indemnify our directors and officers against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding to which they may be made a party by reasons of their service in those or other capacities, unless (a) it is in connection with a proceeding by or in the right of the corporation against the director or officer and such director or officer is adjudged liable to the corporation; (b) it is in connection with a proceeding charging improper personal benefit to the director or officer and such director or officer is adjudged liable on the basis that such personal benefit was improperly received; (c) it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (d) it is established that the director or officer actually received an improper personal benefit in money, property or services, (e) it is established that, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, our charter provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to the company and our stockholders for money damages. Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer, is entered in a proceeding based on a finding in a proceeding that the director’s or officer’s action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

To the maximum extent permitted by Maryland law in effect from time to time, our bylaws provide that we must indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding generally to any of our current or former officers or directors who are made a party to a proceeding by reason of his service in that capacity. The bylaws also state that we may, with the approval of our board of directors, provide such indemnification and advance for expenses to a person who served as an officer or director of a predecessor of ours.

We maintain a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Ex.	Description

5	Opinion of DLA Piper Rudnick Gray Cary US LLP re legality

8	Opinion of DLA Piper Rudnick Gray Cary US LLP re tax matters

23.1	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibits 5 and 8)

23.2	Consent of Independent Registered Public Accounting Firm Grant Thornton LLP*

23.3	Consent of Independent Registered Public Accounting Firm Grant Thornton LLP*

23.4	Consent of Independent Registered Public Accounting Firm Grant Thornton LLP*

23.5	Consent of Independent Registered Public Accounting Firm Perdomo Ferrer & Company PSC*

24	Powers of Attorney (included on signature page)

*	To be filed by amendment or by a subsequently filed Current Report on Form 8-K prior to the effectiveness of this registration statement.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on October 3, 2005.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/S/ J. WILLIAM BLACKHAM
J. William Blackham
President and Chief Executive Officer

By:	/S/ RAYMOND D. MARTZ
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer

We, the undersigned officers and directors of Eagle Hospitality Properties Trust, Inc., hereby severally constitute J. William Blackham and Raymond D. Martz, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Eagle Hospitality Properties Trust, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ WILLIAM P. BUTLER William P. Butler	Chairman of the Board of Directors	October 3, 2005

/S/ J. WILLIAM BLACKHAM J. William Blackham	President, Chief Executive Officer and Director	October 3, 2005

/S/ ROBERT J. KOHLHEPP Robert J. Kohlhepp	Director	October 3, 2005

/S/ FRANK C. MCDOWELL Frank C. McDowell	Director	October 3, 2005

/S/ LOUIS D. GEORGE Louis D. George	Director	October 3, 2005

/S/ THOMAS R. ENGEL Thomas R. Engel	Director	October 3, 2005

/S/ THOMAS E. COSTELLO Thomas E. Costello	Director	October 3, 2005

/S/ THOMAS E. BANTA Thomas E. Banta	Director	October 3, 2005

/S/ PAUL S. FISHER Paul S. Fisher	Director	October 3, 2005

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